Exhibit 10.2

RED ROBIN GOURMET BURGERS, INC.
April [__], 2019
[FIRST LAST]
[Address Line]
[Address Line 2]
Retention Bonus Award
Dear [FIRST],
We are pleased to offer you the following retention bonus, subject to the terms and conditions set forth in this letter.
You will be eligible to receive a one-time cash retention bonus in the amount of $[___]1, to be paid with the final payroll of Red Robin for fiscal year 2019, less applicable withholdings and deductions, provided that (i) you remain an employee of Red Robin in good standing through such date or (ii) your employment is terminated by Red Robin without “Cause” (as defined in The Red Robin Gourmet Burgers, Inc. Change In Control Severance Plan (the “Plan”)) prior to such date. For the avoidance of doubt, if your employment terminates for any other reason prior to the final payroll date of fiscal year 2019, you will not receive payment of the retention bonus.
This letter constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written or oral negotiations, commitments, representations, and agreements with respect thereto. This letter will be governed by and construed in accordance with the law of the State of Delaware (without giving effect to the choice of law principles thereof).
If you have further questions, please direct them to [____]. Thank you for being part of our team and for your contribution to our continued success.
Sincerely,
Red Robin Gourmet Burgers, Inc.

By:
Title:
Agreed and accepted:

[FIRST LAST]

Date

1 For Guy Constant, $250k; Jonathan Muhtar, $200k; Michael Kaplan, $200k; Dean Cookson, $150k.